Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G with respect to the units representing limited partner interests in Legacy Reserves LP. This Joint Filing Agreement shall be included as an exhibit to such filing or filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of this 14th day of February, 2008.

BROTHERS PRODUCTION COMPANY, INC.
By:	/s/ Kyle A. McGraw
	Name:	Kyle A. McGraw
	Title:	President

BROTHERS PRODUCTION PROPERTIES, LTD. By: Brothers Production Company, Inc. its general partner
By:	/s/ Kyle A. McGraw
	Name:	Kyle A. McGraw
	Title:	President